Exhibit 99.1

Media Relations Jason Shockley tel: +1 561.322.7235 jshockley@adt.com

ADT NAMES JOCHEN KOEDIJK AS NEW CHIEF MARKETING OFFICER

Former Amazon and Chewy.com Executive Brings Deep Digital Marketing Experience and Innovative Approaches To Help Drive ADT’s Continued Growth
BOCA RATON, Fla., July 30, 2018 - ADT Inc. (NYSE: ADT), a leading provider of security and automation solutions for homes and businesses, today announced that Jochen Koedijk has joined the company as its Chief Marketing Officer. Koedijk joins ADT from Chewy.com where he served as the Vice President, Marketing. Reporting directly to ADT President Jim DeVries, Koedijk will be responsible for delivering innovative digital and brand marketing strategies and initiatives that drive profitable business growth.
Previous to Chewy.com, Jochen held roles at Amazon and Electronic Arts. During his time at Amazon, he led worldwide Social Media and New Channel Advertising, overseeing a cross-functional team of more than 70 people and achieving triple digit year-over-year growth. As a member of Electronic Arts’ digital business unit leadership team, Jochen led in-house global performance marketing operations for the company’s Console, PC, and Mobile games business lines.
“Customer retention and lead-generation is significantly driven by digital engagement, and Jochen’s leadership experience with world-class organizations such as Amazon, Chewy, and Electronic Arts is an immediate asset to our organization,” said DeVries. “Jochen is a marketing innovator, and we’re excited for him to build upon the ADT brand for our next generation of customers.”
“Given the tremendous innovation in the home security and automation space, I couldn’t think of a better time to join ADT, North America’s most recognizable security leader,” said Koedijk. “I look forward to collaborating with my colleagues to continue providing world-class customer service and scaling our business through new and disruptive channels.”
Koedijk holds his degrees in Business Administration and Social Sciences from the VU University in Amsterdam, NL.
Jamie Haenggi, who has been overseeing the Marketing function as part of her responsibilities, will become the company’s Chief Customer Officer. Customer strategy and retention remains the single most important part of the business, and Haenggi’s broad and deep experience will be central to enhancing customer engagement.
“Jamie is one of our most versatile executives. Her passion for the customer, strategic approach and vision for customer experience is instrumental to improving customer retention, maintaining best-in-class customer service and designing a roadmap for further customer engagement and growth,” added DeVries.
“We have made tremendous strides in our customer experience over the past two years,” said Haenggi. “I’m excited to lead the company’s efforts to further design and execute the customer strategy to deliver greater value, retention and an experience that continues to differentiate ADT in the marketplace.”
About ADT
ADT is a leading provider of security and automation solutions in the United States and Canada for homes and businesses, people on-the-go and their network. Making security more accessible than ever before, and backed by 24/7 customer support, ADT delivers same-day service and live answer within seconds in customer operations, helping customers feel more safe and empowered. ADT is headquartered in Boca Raton, Florida and employs approximately 17,500 people throughout North America.

1